EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-11304, No. 333-121276, No. 333-121300, No. 333-130552 and No. 333-164634, on Form S-8 as amended of our report dated December 10, 2012, relating to the group annual financial statements of Sappi Limited, and the effectiveness of Sappi Limited’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of Sappi Limited for the year ended September 30, 2012.

/s/ Deloitte & Touche

December 10, 2012
Johannesburg, South Africa